EXHIBIT 23.6

                         CONSENT OF FINANCIAL ADVISOR

      We hereby consent to the use of our opinion dated June 14, 1998 to the Board of Directors of EXCEL attached as Appendix B to Teleglobe Inc.'s Registration Statement on Form F-4 and the references to our firm in the Registration Statement under the caption "The Merger--Opinion of the Financial Advisor to the EXCEL Board" and elsewhere contained in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.



/s/ LEHMAN BROTHERS INC.


New York, New York
September 2, 1998